Exhibit 99.1

Straight Path Communications Reports Results for Third Quarter Fiscal 2015

GLEN ALLEN, VA — June 9, 2015 — Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company, announced today operating results for its third quarter of fiscal 2015, the three months ended April 30, 2015. Straight Path holds and leases an extensive portfolio of 39GHz and 28GHz wireless spectrum licenses with deep coverage across the entire United States and owns an intellectual property portfolio focused on communications over computer networks.

Q3 Fiscal Year 2015 Highlights

(In millions of USD)	FY 2015 – Q3	FY 2014 – Q3	FY 2015 – Q2
Total Revenues	$2.9	$0.9	$2.8
Total Costs	$2.7	$1.1	$2.9
Income (Loss) from Operations	$0.2	($0.2)	($0.2)
Other Income	$0.0	$0.3	$0.0
Income (Taxes) Tax Benefit	$0.8	$0.0	($0.1)
Net Income (Loss) Attributable to SPCI	$0.8	$0.1	($0.3)

Some items in the table may not foot correctly due to rounding

●	Total Revenues of $2.9 million, primarily related to allocation of IP Settlements entered into in prior periods

●	Income from Operations $0.2 million, compared to a loss from operations of $0.2 million in the previous quarter

●	Net Income attributable to SPCI of $0.8 million due to tax provision in addition to operating income, an improvement of $1.1 million over the previous quarter

●	Cash and cash equivalents of $19.0 million at April 30, 2015, down by $2.1 million from previous quarter end due to several large one-time payments including $875,000 in dividends paid to holders of minority interests in Straight Path IP Group

●	Revenue from spectrum leasing trending positive quarter over quarter

●	Straight Path joined ATIS and 3GPP, the U.S. and international standard setting bodies for 5G

●	SPIPG filed its appeal at the United States Court of Appeals for the Federal Circuit seeking to overturn a decision of the PTAB declaring invalid 17 claims of SPIPG’s ‘704 patent

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am pleased to announce that Straight Path continued to execute on its business plans in the third quarter of our 2015 fiscal year.

“In our Straight Path Spectrum subsidiary, we made significant strides forward on our near, mid, and long term strategies.

“The FCC has received comments to its Notice of Inquiry (“NOI”) to consider frequencies above 24GHz for mobile services, and is now in the process of meeting with stakeholders and determining its next steps. Given the FCC’s stated expectation and the broad support from commenters, we are cautiously optimistic that the Commission will proceed to issue a Notice of Proposed Rulemaking (“NPRM”).

“Revenue from spectrum operations rose in Q3-2015 compared to Q2, due primarily to new leases for Point to Multipoint (“PMP”) applications in wireless internet networks. Recognizing the advantages of PMP, we are considering an investment to accelerate the development of a PMP radio utilizing 39GHz spectrum, which, we believe, will generate greater revenue, and accentuate the advantages offered by our spectrum.

“As small cell deployments are being planned by major mobile operators, with their vital need for backhaul, we have aligned ourselves with leading systems integrators and innovative OEM’s. We remain on track to participate in test beds with leading mobile operators in the coming quarters, and believe that our spectrum is the best available conduit for wireless small cell backhaul.”

Mr. Jonas continued, “As we previously announced, the IP side of our business has been impeded by a decision of the appeals board of the Patent Office to invalidate 17 claims of our ‘704 patent. We have appealed this finding at The United States Court of Appeals for The Federal Circuit. The Patent Office appeals board has similarly granted certain defendants’ request for review of other claims in our patents. Though these actions are delaying our efforts, we remain confident that we will prevail on appeal, with the appeal process likely to take another 6-10 months, allowing us to return to district court against infringing parties in a stronger position.”

Mr. Jonas concluded, “We are excited for our prospects to monetize and increase the underlying value of our spectrum holdings, make focused technology investments, and protect our IP assets as we move ahead into the remaining quarter of fiscal 2015 and beyond.”

Investor Conference Call

Straight Path will host a conference call this afternoon, Tuesday, June 9th at 4:30pm EDT to provide a business update and answer questions from the investment community. To participate, please call 1-888-349-0087 from the U.S. or + 1-412-902-4295 internationally and use access code 10066816. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until June 15, 2015. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10066816.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases and markets its extensive holdings of 39GHz and 28GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites:

Corporate: www.straightpath.com	Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Yonatan Cantor

Straight Path Communications Inc.

804-433-1523

yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)

	April 30, 2015	July 31, 2014
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$18,962	$21,232
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	27	61
Due from settlement	91	-
Prepaid expenses - related to settlements and licensing	2,064	4,999
Deferred tax assets	2,392	2,392
Other current assets	244	92
Total current assets	23,780	28,776
Prepaid expenses - related to settlements and licensing - long-term portion	-	761
Intangible assets	365	350
Deferred tax assets	417	417
Other assets	120	135
Total assets	$24,682	$30,439

Liabilities and Equity
Current liabilities:
Trade accounts payable	$227	$-
Accrued expenses	1,120	1,334
Due to IDT Corporation	-	6
Deferred revenue	4,267	10,254
Income taxes payable	400	470
Total current liabilities	6,014	12,064
Deferred revenue - long-term portion	109	1,676
Total liabilities	6,123	13,740
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders' equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,226 and 11,013 shares issued, 11,184 and 11,013 shares outstanding as of April 30, 2015 and July 31, 2014	112	110
Additional paid-in capital	16,454	14,886
Retained earnings	3,264	2,037
Treasury stock, 42 shares at cost	(480)	-
Total Straight Path Communications Inc. stockholders' equity	19,358	17,041
Noncontrolling interests	(7993)	(342)
Total equity	18,559	16,699
Total liabilities and equity	$24,682	$30,439

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STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2015	2014	2015	2014

Revenues	$2,867	$913	$10,471	$1,493

Costs and expenses:
Direct cost of revenues	1,315	425	4,761	736
Selling, general and administrative	1,353	665	4,061	2,276

Total costs and expenses	2,668	1,090	8,822	3,012

Income (loss) from operations	199	(177)	1,649	(1,519)

Other income:
Interest income	9	6	27	13
Other income	-	-	23	-
Income from IDT Corporation payments of liabilities	-	332	-	383

Total other income	9	338	50	396

Income (loss) before income taxes	208	161	1,699	(1,123)
Provision for income taxes (tax benefits)	801	(40)	(54)	(40)

Net income (loss)	1,009	121	1,645	(1,163)
Net (income) loss attributable to noncontrolling interests	(211)	(4)	(418)	163

Net income (loss) attributable to Straight Path Communications Inc.	$798	$117	$1,227	$(1,000)

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$0.07	$0.01	$0.11	$(0.09)

Diluted	$0.07	$0.01	$0.10	$(0.09)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,449	11,339	11,426	10,878

Diluted	11,879	11,649	11,837	10,878

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In Thousands)

	Nine Months Ended
	April 30,
	2015	2014

Operating activities:
Net income (loss)	$1,645	$(1,163)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Common stock issued for compensation	1,524	616
Stock-based compensation	-	12
Changes in assets and liabilities:
Trade accounts receivable, net	34	(4,849)
Due from settlement	(91)	-
Prepaid expenses - settlements and licensing	3,696	-
Other current assets	(152)	(5,272)
Other assets	15	-
Trade accounts payable	227	26
Accrued expenses	(774)	(207)
Due to IDT Corporation	(6)	125
Deferred revenue	(7,554)	11,227
Income taxes payable	(70)	40
Net cash (used in) provided by operating activities	(1,506)	555

Financing activities:
Sale of treasury stock	65	-
Common stock issued upon exercise of stock options	46	-
Dividends paid to stockholders of noncontrolling interests	(875)	-
Net cash used in financing activities	(764)	-

Net decrease (increase) in cash and cash equivalents	(2,270)	555
Cash and cash equivalents at beginning of period	21,232	15,000
Cash and cash equivalents at end of period	$18,962	$15,555

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$545	$-
Purchase of intangibles	$15	$-

Supplemental cash flow information
Cash paid during the period for income taxes	$117	$-

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